Exhibit 99.1

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600	News Release
Contact: Emily Riley – phone: 215.231.1035 email: emily.riley@radian.biz

Radian Prices Common Stock Offering

PHILADELPHIA, May 5, 2010 — Radian Group Inc. (NYSE: RDN) announced today that it has priced an underwritten public offering of 50 million newly issued shares of its common stock at a public offering price of $11.00 per share. Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated have acted as joint book-running managers for the offering, with FBR Capital Markets & Co., Wells Fargo Securities, LLC and Northland Capital Markets acting as co-managers. The underwriters have the option to purchase an additional 7.5 million shares of common stock from the Company at the public offering price, less underwriting discounts and commissions, within 30 days, solely to cover over-allotments, if any. The offering is expected to close on May 11, 2010, subject to customary closing conditions. The Company intends to use the net proceeds from the offering to fund working capital requirements and for general corporate purposes, which may include additional capital support for its mortgage insurance business and repurchases of, or payments on, its outstanding debt securities.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The offering is being made by means of a prospectus and related prospectus supplement. Copies of the prospectus and related prospectus supplement for the offering may be obtained by contacting Keefe, Bruyette & Woods, Inc., Equity Capital Markets at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, 1-866-718-1649.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600

any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only by means of a prospectus supplement and related base prospectus.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

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